Exhibit 99.1

NORTHWAY FINANCIAL, INC.         9 Main Street
     Berlin, New Hampshire 03570

Contact:    Richard P. Orsillo
           Senior Vice President
          and Chief Financial Officer
          603-752-1171                                                                FOR IMMEDIATE RELEASE

NORTHWAY FINANCIAL, INC. ANNOUNCES FIRST QUARTER
RESULTS AND DECLARES QUARTERLY DIVIDEND

Berlin, NH, April 25, 2007…Northway Financial, Inc. (the “Company”) (NASDAQ: NWFI) reported net income for the quarter ended March 31, 2007 of $846,000, or $0.57 per share-basic, compared to $1,080,000, or $0.72 per share-basic, for the same quarter in 2006, a decrease of $234,000.

Commenting on the first quarter results, William J. Woodward, President and Chief Executive Officer of the Company stated:

“The adverse interest rate environment in which Northway and other banks are operating continues to put pressure on our margin, negatively affecting our net interest and dividend income.  While the results of this quarter compared to the same quarter last year reflect this interest rate environment, we are pleased that our decision to change the mix in our investment portfolio toward more tax favored securities has partially offset this negative impact.

I am pleased to announce that Jeffrey D. Smith has joined Northway as Senior Vice President and Chief Administrative Officer, and am confident that Jeff’s 20 years of banking experience will add significant strength to our management team.”

On April 24, 2007, the Board of Directors declared a dividend of $0.20 cents per share, payable on May 14, 2007 to shareholders of record on May 4, 2007.

Net interest and dividend income for the first quarter of 2007 was $5,184,000 compared to $5,644,000 for the first quarter of 2006, a decrease of $460,000. The provision for loan losses for the first quarter of 2007 increased $15,000 to $120,000, compared to $105,000 for the first quarter of the previous year. Net securities gains for the quarter decreased $69,000 to $141,000 compared to $210,000 for the same period last year. Other noninterest income for the quarter decreased $56,000 to $1,304,000 compared to $1,360,000 for the same period last year. Other operating expense was $5,522,000 for the quarter compared to $5,699,000 for the same period last year, a decrease of $177,000.

At March 31, 2007, the Company had total assets of $678,729,000 compared to $617,262,000 at March 31, 2006, an increase of $61,467,000. Loans, including loans held-for-sale, at March 31, 2007 increased $3,530,000 to $459,103,000 compared to $455,573,000 at March 31, 2006. Investments increased $50,548,000 to $166,526,000 compared to $115,978,000 at March 31, 2006. Total deposits were $489,080,000 at March 31, 2007 compared to $453,021,000 at March 31, 2006, an increase of $36,059,000. Total borrowings increased $17,707,000 to $128,049,000 at March 31, 2007 compared to $110,342,000 at March 31, 2006. Total equity increased $2,011,000 to $52,861,000 at March 31, 2007 compared to $50,850,000 at March 31, 2006.

    Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a bank holding company. Through its subsidiary bank, Northway Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full-service banking offices.

Certain statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words “expect,” “believe,” “estimate,” “will” and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiary. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company’s actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, a prolonged continuation of the current interest rate environment, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Northway Financial, Inc.
Selected Consolidated Financial Data
(Unaudited)
(In thousands, except for ratios and per share amounts)

Period end balance sheet data:	March 31,
	2007	2006

Total assets	$678,729	$617,262
Loans, net (1)	459,103	455,573
Investments (2)	166,526	115,978
Deposits	489,080	453,021
Borrowings	128,049	110,342
Stockholders’ equity	52,861	50,850

Book value per share	$35.38	$34.10
Tangible book value per share (3)	26.80	25.97
Leverage ratio	9.20%	9.30%
Shares outstanding	1,494,174	1,491,174

	For the Three Months Ended March 31,
Operating results:	2007	2006

Net interest and dividend income	$5,184	$5,644
Securities gains, net	141	210
Other noninterest income	1,304	1,360
Loan loss provision	120	105
Other operating expense	5,522	5,699
Income before tax	987	1,410
Income tax expense	141	330
Net income	$846	$1,080

Earnings per share-basic	$0.57	$0.72
Return on average assets	0.52%	0.70%
Return on average equity	6.54%	8.58%

1Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
2Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Bank stock and investment securities available-for-sale.
3Includes a deduction of $12,786 and $12,027 for goodwill, core deposit intangible and mortgage servicing assets for 2007 and 2006, respectively.